EXHIBIT 99.1

US Ecology Announces Second Quarter 2018 Results

SECOND QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue $136.9 million, up 9%
  Base Business growth of 13%; Event Business decline of 8%
  Field and Industrial Services revenue growth of 4%
  Operating income growth of 28%
  Net income of $13.2 million
  Diluted earnings per share of $0.60; Adjusted earnings per share of $0.61, up 61%
  Adjusted EBITDA of $31.7 million, up 15%

2018 BUSINESS OUTLOOK REAFFIRMED:

  Diluted earnings per share $2.15 to $2.34 per share
  Adjusted EBITDA $122 million to $128 million
  Capital expenditures $39 million to $42 million

BOISE, Idaho, Aug. 02, 2018 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ: ECOL) (“the Company”) today reported total revenue of $136.9 million and net income of $13.2 million, or $0.60 per diluted share, for the quarter-ended June 30, 2018.  Adjusted earnings per share, which excludes foreign currency translation gains and losses, and business development expenses, was $0.61 per diluted share in the second quarter of 2018, up 61% from the second quarter of 2017.

“Business conditions continue to improve, supporting our growth expectations for the year,” commented Chairman and Chief Executive Officer, Jeff Feeler.  “We saw increased strength in our Environmental Services Base Business, with revenue up 13% compared to the second quarter of 2017.  Even after backing out the recovery at a treatment facility that was temporarily shut down in the second quarter of 2017, our Base Business was up 9% in the second quarter of 2018. Our Environmental Services Event Business was down 8% in the second quarter of 2018 as a large multi-year project that would have replaced projects completed in the prior year did not ship as anticipated.  This project commenced shipments in July and volume initially expected in the first half of 2018 should now be recognized in the second half of 2018. Our Field and Industrial Services segment also delivered another quarter of solid revenue growth, up 4% compared to the second quarter last year, in-line with our expectations.”

For the second quarter of 2018, Environmental Services (“ES”) segment revenue was $99.0 million, up from $89.6 million in the second quarter of 2017. This increase consisted of 9% growth in treatment and disposal (“T&D”) revenue and 13% growth in transportation revenue compared to the second quarter of 2017. Field and Industrial Services (“FIS”) segment revenue was $38.0 million for the second quarter of 2018, up 4% from $36.5 million in the same period of 2017, reflecting continued growth in our Small Quantity Generation business lines, as well as stronger overall market conditions.

Gross profit for the second quarter of 2018 was $41.4 million, up 15% from $35.9 million in the same quarter last year. ES segment gross profit was $35.9 million in the second quarter of 2018, up from $30.7 million in the same quarter of 2017. T&D gross margin for the ES segment was 42% for the second quarter of 2018, up from 38% for the second quarter of 2017. Gross profit for the FIS segment in the second quarter of 2018 was $5.5 million, up from $5.2 million in the second quarter of 2017.  Gross margin for the FIS segment was 15% in second quarter of 2018, compared to 14% in the second quarter last year.

Selling, general and administrative (“SG&A”) expense for the second quarter of 2018 was $21.2 million, compared with $20.0 million in the same quarter last year. The increase in SG&A expense was primarily due to higher labor and incentive compensation.

Operating income for the second quarter of 2018 was $20.3 million compared to $15.9 million in the second quarter of 2017, an increase of 28%.

Net interest expense for the second quarter of 2018 was $2.9 million, down from $8.5 million in the second quarter of 2017. The decrease was the result of a non-cash charge of $5.5 million associated with the second quarter 2017 write-off of deferred financing fees related to the refinancing of our former credit facility.

The Company’s consolidated effective income tax rate for the second quarter of 2018 was 24.4%, down from 35.0% for the second quarter of 2017. The decrease was primarily due to tax reform passed in the fourth quarter of 2017, which reduced the U.S. corporate tax rate from 35% to 21%.

Net income for the second quarter of 2018 was $13.2 million, or $0.60 per diluted share, compared to net income of $5.0 million, or $0.23 per diluted share, in the second quarter of 2017. Tax reform favorably impacted net income by approximately $0.08 per diluted share compared to the second quarter of 2017.  Adjusted earnings per share, which excludes foreign currency translation gains and losses, business development expenses, and the non-cash write-down of deferred financing fees in the second quarter of 2017, was $0.61 per diluted share in the second quarter of 2018, compared to $0.38 per diluted share in the second quarter of 2017.

Adjusted EBITDA for the second quarter of 2018 was $31.7 million, up 15% from $27.6 million in the same period last year.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

Year-To-Date Results

Total revenue for the first six months of 2018 was $257.0 million, up 9% from $236.3 million in the first six months of 2017. Revenue for the ES segment was $185.4 million for the first six months of 2018, up from $170.9 million in the same period of 2017. This consisted of a 7% increase in T&D revenue and a 13% increase in transportation revenue compared to the first six months of 2017. Revenue for the FIS segment was $71.5 million for the first six months of 2018, up 9% from $65.4 million in the same period of 2017, reflecting continued growth in our Total Waste Management and Small Quantity Generation business lines as well as stronger overall market conditions.

Gross profit for the first six months of 2018 was $77.1 million, up 14% from $67.8 million in the same period last year. Gross profit for the ES segment was $68.4 million in the first six months of 2018, up from $59.4 million in the first six months of 2017. T&D gross margin for the ES segment was 41% for the first six months of 2018 compared to 38% for the prior year period, reflecting the March 2017 shutdown of one of our large treatment facilities due to severe wind damage. Gross profit for the FIS segment in the first six months of 2018 was $8.8 million, up from $8.4 million in the first six months of 2017.  Gross margin for the FIS segment was 12% in the first six months of 2018, compared to 13% in the first six months of 2017, driven primarily by increased costs experienced in the Industrial Services business in the first quarter of 2018 due to harsher winter conditions.

SG&A expense for the first six months of 2018 was $43.4 million compared with $39.7 million in the same period last year.  The increase in SG&A expense was primarily due to higher labor and incentive compensation.

Operating income for the first six months of 2018 was $33.7 million, up 20% from $28.1 million in the first six months of 2017.

Net interest expense for the first six months of 2018 was $5.7 million, down from $12.6 million in the first six months of 2017.  Interest expense for the first six months of 2017 included the non-cash charge of $5.5 million associated with the write-off of deferred financing fees related to the refinancing of our former credit facility in April 2017.  Excluding the non-cash deferred financing fees charge, interest expense decreased compared to the first six months of 2017 as a result of a lower interest rate on our new credit facility.

The Company’s consolidated effective income tax rate for the first six months of 2018 was 25.7%, down from 36.2% for the first six months of 2017. This decrease is primarily due to tax reform passed in the fourth quarter of 2017, which reduced the U.S. corporate tax rate from 35% to 21%.

Net income for the first six months of 2018 was $22.5 million, or $1.02 per diluted share, compared to $10.2 million, or $0.47 per diluted share, in the first six months of 2017. Adjusted earnings per share, which excludes the gain on the issuance of a property easement, foreign currency translation gains and losses, the non-cash write-down of deferred financing fees, and business development expenses, was $0.97 per diluted share in the first six months of 2018 compared to $0.61 per diluted share for the first six months of 2017. Adjusted EBITDA for the first six months of 2018 was $56.2 million, up 10% from $51.1 million in the same period last year. Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

2018 OUTLOOK

“Business conditions in the first half of 2018 remain consistent with our expectations, with strong underlying improvement across many of our service lines,” commented Feeler.  “Our Base Business continues to lead the way, with high-single-digit growth rates, even after excluding the recovery of our treatment facility that was temporarily shut down last year. We have been successful at securing Event Business opportunities to add to our pipeline. This has helped offset unexpected delays with one of our multi-year cleanup sites in the first half of 2018.  Our Field and Industrial Services segment is benefitting from contracts won in 2017, although given the slower than anticipated pace of implementation, some of the contracts have yet to produce the expected results.  Overall, the strong fundamentals and improving business conditions have us on track to meet our previously issued 2018 guidance.”

Based on our first half results and current outlook for the balance of 2018 the Company reaffirms its previously issued 2018 Adjusted EBITDA guidance range of $122 million to $128 million and its diluted earnings per share guidance of $2.15 to $2.34.  The Company’s earnings guidance excludes the gain on the issuance of a property easement, business development expenses and foreign currency gains and losses.

The following table reconciles our projected net income to our adjusted EBITDA guidance range:

	For the Year Ending December 31, 2018
(in thousands)	Low	High

Net Income	$48,441	$52,641
Income tax expense	17,949	19,449
Interest expense	10,400	10,400
Other income	(2,290)	(2,290)
Depreciation and amortization of plant and equipment	29,400	29,700
Amortization of intangible assets	9,600	9,600
Stock-based compensation	4,200	4,200
Accretion of closure & post-closure obligations	4,300	4,300
Adjusted EBITDA	$122,000	$128,000

DIVIDEND

On July 2, 2018, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on July 20, 2018. The $4.0 million dividend was paid on July 27, 2018.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, August 3, 2018 at 10:00 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through August 10, 2018 by calling 877-344-7529 or 412-317-0088 and using the passcode 10122215.  The replay will also be accessible on our website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best–in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. US Ecology has been protecting the environment since 1952 and has operations in the United States, Canada and Mexico. For more information, visit www.usecology.com.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to repurchase shares or pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" sections of our annual and quarterly reports could harm our business, prospects, operating results, and financial condition.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Environmental Services	$98,960	$89,591	$185,431	$170,894
Field & Industrial Services	37,952	36,466	71,540	65,397

Total	136,912	126,057	256,971	236,291

Gross profit
Environmental Services	35,899	30,673	68,351	59,360
Field & Industrial Services	5,549	5,223	8,768	8,409

Total	41,448	35,896	77,119	67,769

Selling, general & administrative expenses
Environmental Services	4,825	5,260	11,201	10,991
Field & Industrial Services	2,454	2,628	4,711	5,269
Corporate	13,877	12,112	27,476	23,454

Total	21,156	20,000	43,388	39,714

Operating income	20,292	15,896	33,731	28,055

Other income (expense):
Interest income	39	21	63	31
Interest expense	(2,907)	(8,474)	(5,716)	(12,604)
Foreign currency gain (loss)	(139)	158	(153)	246
Other	193	166	2,316	303

Total other expense	(2,814)	(8,129)	(3,490)	(12,024)

Income before income taxes	17,478	7,767	30,241	16,031
Income tax expense	4,258	2,718	7,778	5,797

Net income	$13,220	$5,049	$22,463	$10,234

Earnings per share:
Basic	$0.60	$0.23	$1.03	$0.47
Diluted	$0.60	$0.23	$1.02	$0.47

Shares used in earnings
per share calculation:
Basic	21,867	21,751	21,835	21,738
Diluted	22,024	21,890	21,991	21,874

Dividends paid per share	$0.18	$0.18	$0.36	$0.36

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2018	December 31, 2017
Assets

Current Assets:
Cash and cash equivalents	$53,303	$27,042
Receivables, net	112,416	110,777
Prepaid expenses and other current assets	9,053	9,138
Income tax receivable	2,842	-
Total current assets	177,614	146,957

Property and equipment, net	232,317	234,432
Restricted cash and investments	4,887	5,802
Intangible assets, net	216,939	222,812
Goodwill	188,479	189,373
Other assets	4,427	2,700
Total assets	$824,663	$802,076

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$17,717	$14,868
Deferred revenue	10,228	8,532
Accrued liabilities	30,404	22,888
Accrued salaries and benefits	11,838	14,242
Income tax payable	-	2,970
Current portion of closure and post-closure obligations	2,299	2,330
Total current liabilities	72,486	65,830

Long-term closure and post-closure obligations	75,268	73,758
Long-term debt	277,000	277,000
Other long-term liabilities	1,811	3,828
Deferred income taxes, net	57,798	57,583
Total liabilities	484,363	477,999

Commitments and contingencies

Stockholders’ Equity

Common stock	220	218
Additional paid-in capital	180,687	177,498
Retained earnings	170,112	155,533
Treasury stock	(370)	(68)
Accumulated other comprehensive loss	(10,349)	(9,104)
Total stockholders’ equity	340,300	324,077
Total liabilities and stockholders’ equity	$824,663	$802,076

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended June 30,
	2018	2017
Cash Flows From Operating Activities:
Net income	$22,463	$10,234
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization of property and equipment	13,649	13,621
Amortization of intangible assets	4,598	5,286
Accretion of closure and post-closure obligations	2,155	2,155
Unrealized foreign currency loss (gain)	1,222	(425)
Deferred income taxes	27	(1,379)
Share-based compensation expense	2,079	1,959
Net loss on disposition of assets	11	245
Amortization and write-off of debt issuance costs	405	5,604
Amortization and write-off of debt discount	-	667
Changes in assets and liabilities:
Receivables	(2,087)	(14,486)
Income tax receivable	(2,851)	2,020
Other assets	88	(4,038)
Accounts payable and accrued liabilities	10,286	5,819
Deferred revenue	1,770	4,770
Accrued salaries and benefits	(2,317)	(429)
Income tax payable	(2,905)	(115)
Closure and post-closure obligations	(583)	(686)
Net cash provided by operating activities	48,010	30,822

Cash Flows From Investing Activities:
Purchases of property and equipment	(14,960)	(17,552)
Purchases of restricted investments	(498)	(400)
Proceeds from sale of restricted investments	431	406
Proceeds from sale of property and equipment	141	86
Net cash used in investing activities	(14,886)	(17,460)

Cash Flows From Financing Activities:
Payments on long-term debt	-	(287,040)
Proceeds from long-term debt	-	281,000
Payments on short-term borrowings	-	(13,438)
Proceeds from short term borrowings	-	11,260
Dividends paid	(7,884)	(7,849)
Proceeds from exercise of stock options	1,471	609
Payment of equipment financing obligations	(217)	(176)
Other	(312)	(77)
Net cash used in financing activities	(6,942)	(15,711)

Effect of foreign exchange rate changes on cash	(902)	260

Increase (decrease) in Cash and cash equivalents and restricted cash	25,280	(2,089)

Cash and cash equivalents and restricted cash at beginning of period	28,799	8,722

Cash and cash equivalents and restricted cash at end of period	$54,079	$6,633

EXHIBIT A
Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements; and
  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, stock-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2018 guidance which does not include business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three and six months ended June 30, 2018 and 2017:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net Income	$13,220	$5,049	$22,463	$10,234
Income tax expense	4,258	2,718	7,778	5,797
Interest expense	2,907	8,474	5,716	12,604
Interest income	(39)	(21)	(63)	(31)
Foreign currency (gain) loss	139	(158)	153	(246)
Other income	(193)	(166)	(2,316)	(303)
Depreciation and amortization of plant and equipment	7,044	6,987	13,649	13,621
Amortization of intangible assets	2,296	2,615	4,598	5,286
Stock-based compensation	1,011	1,043	2,079	1,959
Accretion and non-cash adjustments of closure & post-closure obligations	1,081	1,082	2,155	2,155
Adjusted EBITDA	$31,724	$27,623	$56,212	$51,076

Business development expenses	18	16	29	53
Pro Forma adjusted EBITDA	$31,742	$27,639	$56,241	$51,129

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of the gain on the issuance of a property easement, the after-tax impact of non-cash write-off of deferred financing fees related to our former credit agreement, the after-tax impact of business development costs, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings per share calculation.

The property easement gain relates to the issuance of an easement on a small portion of owned land at an operating facility which should not hinder our future use.  The non-cash write-off of deferred financing fees relates to the write-off of the remaining unamortized fees associated with our former credit agreement which was refinanced in April 2017. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period.

We believe excluding the gain on issuance of a property easement, the after-tax impact of the non-cash write off of deferred financing fees, the after-tax impact of business development costs, and non-cash foreign currency translation gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and six months ended June 30, 2018 and 2017:

(in thousands, except per share data)	Three Months Ended June 30,
	2018				2017
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$17,478	$(4,258)	$13,220	$0.60	$7,767	$(2,718)	$5,049	$0.23

Adjustments:
Plus: Non-cash write-off of deferred financing fees related to former credit agreement	-	-	-	-	5,461	(1,911)	3,550	0.16
Plus: Business development costs	18	(4)	14	-	16	(6)	10	-
Non-cash foreign currency translation (gain) loss	287	(70)	217	0.01	(370)	129	(241)	(0.01)
As Adjusted	$17,783	$(4,332)	$13,451	$0.61	$12,874	$(4,506)	$8,368	$0.38

Shares used in earnings per diluted share calculation			22,024				21,890

(in thousands, except per share data)	Six Months Ended June 30,
	2018				2017
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$30,241	$(7,778)	$22,463	$1.02	$16,031	$(5,797)	$10,234	$0.47

Adjustments:
Less: TX land easement gain	(1,990)	512	(1,478)	(0.07)	-	-	-	-
Plus: Non-cash write-off of deferred financing fees related to former credit agreement	-	-	-	-	5,461	(1,975)	3,486	0.16
Plus: Business development costs	29	(7)	22	-	53	(19)	34	-
Non-cash foreign currency translation (gain) loss	462	(119)	343	0.02	(515)	186	(329)	(0.02)
As Adjusted	$28,742	$(7,392)	$21,350	$0.97	$21,030	$(7,605)	$13,425	$0.61

Shares used in earnings per diluted share calculation			21,991				21,874

 Contact: Alison Ziegler, Darrow Associates (201)220-2678
aziegler@darrowir.com www.usecology.com